As Amended: November 4, 1999
November 20, 2003
August 1, 2004

EMPLOYMENT AGREEMENT

        EMPLOYMENT AGREEMENT (the “Agreement”) dated as of November 6, 1997, between INKINE PHARMACEUTICAL COMPANY, INC., a New York corporation (“Employer”), and LEONARD S. JACOB (“Employee”).

    Background.      Employer and Employee mutually agree to the employment of Employee as Chairman and Chief Executive Officer of Employer upon the terms and conditions hereinafter set forth.

        NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound hereby, agree as follows:

    1.        Employment. Employer hereby employs Employee, and Employee hereby accepts such employment and agrees to perform his duties and responsibilities hereunder, in accordance with the terms and conditions hereinafter set forth.

        1.1 Employment Term. The employment term of this Agreement shall be for a period of three years and may be renewed in accordance with Section 1.2. The term “Employment Term” shall refer to the initial Employment Term, which shall commence on the date hereof and shall continue until and end on the third anniversary date of this Agreement (unless terminated prior thereto in accordance with Section 7 hereof) and, to the extent this Agreement is renewed pursuant to Section 1.2, to the last day of any successive one year period.

        1.2 Renewal. This Agreement shall be extended through November 6, 2002, and shall be automatically renewed for successive one (1) year terms at the expiration of the current Employment Term and any subsequent Employment Term, unless written notice to the contrary is provided by either the Employer or the Employee at least ninety (90) days prior to the expiration of such Employment Term.

        1.3 Duties and Responsibilities.

                 (a)        During the Employment Term, Employee shall serve as Chairman and Chief Executive Officer of Employer and shall perform all duties and accept all responsibilities incidental to such position or as may be assigned to him by Employer’s Board of Directors, and he shall report to and cooperate fully with the Board of Directors. Employee shall operate primarily out of Employer’s executive office, currently situated in New York, NY, but to be relocated to the Philadelphia, Pennsylvania vicinity promptly after the date hereof.

                 (b)        Employee represents and covenants to Employer that he is not subject to any agreement, covenant, understanding or restriction which would prohibit Employee from executing this Agreement and performing his duties and responsibilities hereunder, or would in any manner, directly or indirectly, limit or affect the duties and responsibilities which may now or in the future be assigned to Employee by Employer.

        1.4 Extent of Service; Noncompetition. During the Employment Term, Employee agrees to use his best efforts to carry out his duties and responsibilities under Section 1.3 hereof and to devote his full time, attention and energy thereto. The foregoing shall not be construed as preventing Employee from (a) serving as a consultant or director for one or more other business enterprises, (b) engaging in charitable or civic activities, (c) teaching, or (d) making investments in other businesses or enterprises; provided that such activities in the aggregate shall not prevent him from discharging his duties and responsibilities to Employer. During the Employment Term, Employee may serve as a director of, but may not serve as a consultant to, a business enterprise that is engaged in the development or commercialization of technology which is directly competitive with the technology then being developed or commercialized by Employer. Nothing contained herein shall be construed to limit or otherwise modify Employee’s fiduciary and other obligations under applicable state corporation laws or state and federal securities laws.

        1.5 Base Salary. For the services rendered by Employee hereunder, Employer shall pay Employee an annual salary at the rate of $420,000 for the initial year of the Employment Term, less withholding required by law or agreed to by Employee, payable in installments at such times as Employer customarily pays its other executive officers. The annual base salary shall be increased by the Board of Directors in its sole discretion, provided that such annual increase shall be no less than an amount which reflects the percentage increase (if any) in the Consumer Price Index published by the United States Department of Labor for the Philadelphia SMSA for the period since the prior base salary was determined.

        1.6 Bonus and Other Benefits. During the Employment Term, Employee shall be entitled to certain benefits and shall be eligible for certain bonus compensation, as follows:

                 (a)        Employee shall be paid an annual bonus which shall be determined by Employer’s Board of Directors or an appropriate committee of such Board, provided that Employee’s bonus for the initial year of the Employment Term shall be no less than $56,250.

                 (b)        Employee shall be entitled to all normal and usual benefits provided by Employer to its executive employees, including, but not limited to, participation in profit sharing, disability, health, hospitalization and retirement plans and such other benefits as the Board of Directors of Employer may from time to time determine based upon the benefits paid to other executive officers of Employer. Employee shall also be entitled to such executive benefits, including executive disability and life insurance as shall be approved by Employer’s Board of Directors or an appropriate committee of the Board.

                 (c)        Employee shall be eligible to receive such stock options or other forms of stock grants as shall be determined by Employer’s Board or Directors or an appropriate committee of such Board.

                 (d)        Employee shall be entitled to paid vacation time during the Employment Term in accordance with Employer’s then existing vacation policy for its executive employees.

        1.7 Severance Compensation.

                 (a)        if Employer terminates this Agreement, other than for “cause” pursuant to Section 7.3 hereof at any time during the Employment Term, Employer shall pay to Employee an amount equal to 200% of Employee’s base annual salary in effect at the date of such termination.

                 (b)        Such severance compensation shall be payable in full within thirty days after the date of termination of this Agreement other than for “cause” pursuant to Section 7 hereof.

                 (c)        Notwithstanding their terms, any options, warrants or other rights to purchase shares of the Company’s capital stock held by Employee shall become immediately exercisable in full in the event Employer terminates this Agreement other than for “cause” pursuant to Section 7 hereof. Such options, warrants or other rights shall be exercisable for the balance of the term set forth in such option, warrant or right, and otherwise in accordance with the term(s) thereof.

                 (d)        the Employer shall continue to provide health insurance benefits comparable to such benefits in effect at the date of termination for a period of two years from the date of such termination.

                 (e)        If Employer terminates this Agreement, other than for “cause” pursuant to Section 7.3 hereof during the Employment Term, Employer shall pay to Employee an amount equal to Employee’s most recently paid cash bonus multiplied by two. This amount shall be in addition to any other amount that Employer is obligated to pay to Employee pursuant to Section 1.7 hereof and shall be subject to Section 1.7(b).

        1.8 Expenses. Employee shall be reimbursed for the reasonable business expenses incurred by him in connection with his performance of services hereunder during the Employment Term upon presentation of an itemized account and written proof of such expenses.

    2.  Certain Rights of Employer. Reference is made to that certain Common Stock Purchase Option of even date issued by Employer to Employee which entitles Employee to purchase up to 1,200,000 shares of Employer’s Common Stock (the “Purchase Option”), and to that certain Common Stock Purchase Option of even date issued by Employer to Employee which entitles Employee to purchase up to ______________ shares of Employer’s Common Stock (the “Option”). Shares of Employer’s Common Stock issuable on exercise of the Purchase Option and the Option are hereinafter referred to as “shares.”

        2.1 Repurchase of Rights Pursuant to Purchase Option and Option. In the event Employee’s employment is terminated during the Employment Term either (i) voluntarily by Employee, or (ii) by Employer for “cause” as defined in Section 7 below (either such event is hereinafter referred to as a “Termination Event”), then Employer shall have the right to purchase from Employee for the aggregate sum of $100.00 certain of Employee’s rights to purchase shares pursuant to both the Purchase Option and the Option, as follows. If the Termination Event occurs during the first month of the Employment Term, Employer may acquire from Employee the right to purchase up to 900,000 shares pursuant to the Purchase Option and up to [100% of total] shares pursuant to the Option; if the Termination Event occurs during the second month of the Employment Term, Employer may acquire from Employee the right to purchase up to 875,000 shares pursuant to the Purchase Option and up to [35/36 of total] shares pursuant to the Option, etc., such that the number of shares subject to the Purchase Option that Employer may acquire the right to purchase shall be reduced by 25,000 during each month during the Employment Term and the number of shares subject to the Option that Employer may acquire the right to purchase shall be reduced by [1/36 of total] during each month during the Employment Term

        2.2 Repurchase of Shares. It is possible that Employee may exercise either or both the Purchase Option and the Option to such an extent that upon a Termination Event the number of shares as to which Employer has the right to purchase is greater than Employee’s unexercised rights under either or both the Purchase Option and the Option (such excess number of shares is referred to as “Option Shares”). In such event, Employer shall have the right to purchase from Employee and the Employee shall be obligated to sell to Employer, for a purchase price equal to the exercise price paid by Employee to Employer to acquire the Option Shares, a number of shares of the Company’s Common Stock equal to the Option Shares.

        2.3 Exercise of Employer’s Rights. Employer may exercise its rights pursuant to this Section 2 by notifying Employee of its election to do so within five business days after the date of the Termination Event, and tendering to Employee payment in full for the rights and shares (if any) being purchased hereunder. Upon notice and tender of payment as aforesaid, those rights pursuant to the Purchase Option and the Option which have been purchased by Employer shall automatically be deemed void and of no further effect. In the event Employer has notified Employee of its intention to purchase shares of Employer’s Common Stock from Employee pursuant to Section 2.3 above, Employee shall deliver to Employer certificates representing such shares, duly endorsed for transfer with all transfer taxes paid, within five business days after receipt by Employee of notice and tender as aforesaid.

    3.        Developments. Employee will disclose promptly in writing to Employer all inventions, ideas, discoveries, and improvements, whether or not patentable, conceived by Employee during the period of Employee’s employment with Employer, or a parent or subsidiary thereof, whether alone or with others, and whether or not during regular business hours, or on Employer premises or with the aid of Employer materials, which pertain in any way to Employee’s work with Employer or to any business activity which is or at the time of such conception may be carried on by Employer or a parent or subsidiary thereof. All such inventions, ideas, discoveries, and improvements are the property of Employer to which Employee hereby assigns and transfers forever all Employee’s rights, titles and interests. Employee, upon request by Employer and at Employer’s sole expense, will prepare and execute applications for patents for such inventions, ideas, discoveries, and improvements, both in the United States and in foreign countries, and will do everything necessary to ensure the issuance of such patents, irrespective of whether required to be done during or after the termination of Employee’s period of employment with Employer.

    4.        Confidentiality. The Employee agrees that he will not at any time, either during or subsequent to the Employment Term, unless given express consent in writing by the Employer, either directly or indirectly use or communicate to any person or entity any confidential information of any kind concerning matters affecting or relating to the names, addresses, buying habits or practices of any of Employer’s clients or customers; Employer’s marketing methods, programs, formulas, patterns, compilations, devices, methods, techniques or processes and related data; the amount of compensation paid by Employer to employees and independent contractors and other terms of their employment or contractual relationships; other information concerning Employer’s manner of operations. (The foregoing shall not be deemed to prohibit the disclosure of information which (i) is, at the time of disclosure, in the public domain other than as a result of Employee’s breach of this Agreement, or (ii) can be demonstrated by Employee to be known by Employee on the date of his commencement of employment.) The Employee agrees that the above information and items are important, material and confidential trade secrets and that they affect the successful conduct of the Employer’s business and its good will. The Employee agrees that all business procured by the Employee while employed by the Employer is and shall remain the permanent and exclusive property of the Employer. Employee further agrees that Employer’s relationship with each of its employees and independent contractors is a significant and valuable asset of the Employer. Any interference with the Employer’s business, property, confidential information, trade secrets, clients, customers, employees or independent contractors by the Employee or any of Employee’s agents during or after the term of this Agreement shall be deemed a material breach of this Agreement.

    5.        Nonsolicitation. Employee agrees that for the one-year period following termination of employment (whether with or without cause) he will not directly or indirectly solicit the employment of any employee of the Employer and will not attempt to persuade any employee to leave the employment of the Employer.

    6.        Equitable Relief.

    (a)        Employee acknowledges that the restrictions contained in Sections 4 and 5 hereof are reasonable and necessary to protect the legitimate interests of Employer and that any violation of such restrictions would result in irreparable injury to Employer. If the period of time or other restrictions specified in Sections 4 and 5 should be adjudged unreasonable at any proceeding, then the period of time or such other restrictions shall be reduced by the elimination or reduction of such portion thereof so that such restrictions may be enforced in a manner adjudged to be reasonable. Employee acknowledges that Employer shall be entitled to preliminary and permanent injunctive relief for a violation of any such restrictions without having to prove actual damages or to post a bond; Employer shall also be entitled to an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Employer may be entitled in law or equity. In the event of a violation, the period referred to in Section 5 hereof shall be extended by a period of time equal to that period beginning with the commencement of any such violation and ending when such violation shall have been finally terminated in good faith.

    (b)        Employee agrees that until the expiration of the covenants contained in Sections 4 and 5 of this Agreement, he will provide, and that Employer may similarly provide, a copy of the covenants contained in such Sections to any business or enterprise (i) which he may directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing, control or control of, or (ii) with which he may be connected with as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which he may use or permit his name to be used.

    7.        Termination. This Agreement shall terminate prior to the expiration of the term set forth in Section 1.1 above upon the occurrence of any one of the following events:

        7.1 Disability. In the event that Employee is unable fully to perform his duties and responsibilities hereunder to the full extent required by the Board of Directors of the Employer by reason of illness, injury or incapacity for six consecutive months, during which time he shall continue to be compensated as provided in Section 1.5 hereof (less any payments due Employee under disability benefit programs, including Social Security disability, workers’ compensation and disability retirement benefits), this Agreement may be terminated by Employer, and Employer shall have no further liability or obligation to Employee for compensation hereunder; provided, however, that Employee will be entitled to receive the payments prescribed under any disability benefit plan which may be in effect for employees of Employer and in which he participated. Employee agrees, in the event of any dispute under this Section 7.1, to submit to a physical examination by a licensed physician mutually agreed on by Employee and the Board of Directors of Employer.

        7.2 Death. In the event that Employee dies during the Employment Term, Employer shall pay to his executors, legal representatives or administrators an amount equal to the installment of his salary set forth in Section 1.5 hereof for the month in which he dies, and thereafter Employer shall have no further liability or obligation hereunder to his executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through him; provided, however, that Employee’s estate or designated beneficiaries shall be entitled to receive the payments prescribed for such recipients under any death benefit plan which may be in effect for employees of the Employer and in which Employee participated.

        7.3 Cause. Notwithstanding any other provision hereof, Employer may terminate this Agreement at any time for “cause.” For purposes of this Agreement, “cause” shall mean a material violation of a written directive of the Company’s Board of Directors, conviction of a crime involving moral turpitude, willful misconduct which has a material adverse effect on the Company as determined by a majority of the Company’s Board of Directors including each independent Director.

    8.        Survival. Notwithstanding the termination of this Agreement by reason of Employee’s disability under Section 7.1 or for cause under Section 7.3, his obligations under Sections 4 and 5 hereof shall survive and remain in full force and effect for the periods therein provided, and the provisions for equitable relief against Employee in Section 6 hereof shall continue in force.

    9.        Governing Law. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania.

    10.        Disputes and Arbitration. Any disputes arising hereunder, including disputes arising from or relating to termination, shall be resolved by binding arbitration. Notice of the demand for arbitration by either party shall be given in writing to the other party to this Agreement. Upon such demand, the dispute shall be settled by arbitration before a single arbitrator pursuant to the rules of the American Arbitration Association (the “AAA”). Discovery shall be permitted prior to arbitration and Pennsylvania law shall be applied. The arbitrator shall be selected by the joint agreement of the parties, but if the parties do not so agree within twenty days after the date of the notice referred to above, the selection shall be made pursuant to the rules of, and from the panels of arbitrators maintained by the AAA. Any award rendered by the arbitrator shall be conclusive and binding upon the parties hereto; provided, however, that any such award shall be accompanied by written opinion of the arbitrator giving the reasons for the award. Each party shall pay its own expenses of arbitration and the expenses of the arbitrator shall be equally shared by the parties. Nothing herein shall prevent the parties from settling any dispute by mutual agreement at any time.

    11.        Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

      If to Employer, to:

                    Inkine Pharmaceutical Company, Inc.
                    425 Park Avenue, 27th Floor
                    New York, NY 10022
                    Attention: President

      If to Employee, to:

                     Leonard S. Jacob, M.D., Ph.D.
                     405 Caranel Circle
                     Penn Valley, PA 19072

or to such other names or addresses as Employer or Employee, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

    12.        Contents of Agreement; Amendment and Assignment.

    (a)        This Agreement supersedes all prior agreements and sets forth the entire understanding among the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the Board of Directors of Employer and executed on its behalf by a duly authorized officer. Without limitation, nothing in this Agreement shall be construed as giving Employee any right to be retained in the employ of Employer beyond the expiration of the Employment Term, and Employee specifically acknowledges that, unless this Agreement is renewed in accordance with Section 1.2 hereof, he shall be an employee-at-will of Employer thereafter, and thus subject to discharge by Employer with or without cause and without compensation of any nature.

    (b)        Employee acknowledges that from time to time, Employer may establish, maintain and distribute employee manuals or handbooks or personnel policy manuals, and officers or other representatives of Employer may make written or oral statements relating to personnel policies and procedures. Such manuals, handbooks and statements are intended only for general guidance. No policies, procedures or statements of any nature by or on behalf of Employer (whether written or oral, and whether or not contained in any employee manual or handbook or personnel policy manual), and no acts or practices of any nature, shall be construed to modify this Agreement or to create express or implied obligations of any nature to Employee.

    (c)        All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Employee hereunder are of a personal nature and shall not be assignable or delegatable in whole or in part by Employee.

    13.        Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

    14.        Remedies Cumulative; No Waiver. No remedy conferred upon Employer by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by Employer in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by Employer from time to time and as often as may be deemed expedient or necessary by Employer in its sole discretion.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Attest:	INKINE PHARMACEUTICAL COMPANY, INC.
/s/ Tanya Akimova, PhD.
Secretary	By: /s/ J.R. LeShufy

Compensation Committee Chairman

/s/ Leonard S. Jacob
LEONARD S. JACOB